Exhibit 10.3

November 3, 2014

PERSONAL AND CONFIDENTIAL

Andrew P. Mooney

c/o Quiksilver, Inc.

15202 Graham Street

Huntington Beach, California 92649

Re:	Amendment to Employment Agreement

Dear Andy:

This letter (“Amendment”) will confirm our understanding and agreement regarding the amendment of your employment agreement with Quiksilver, Inc. (“Quiksilver” or the “Company”), dated January 2, 2013 (the “Agreement”). This Amendment shall be effective November 1, 2014 (the “Effective Date”) and shall apply only to your compensation for the Company’s 2015 fiscal year (November 1, 2014 – October 31, 2015, or “Fiscal 2015”). Capitalized terms used in this Amendment and not defined have the meaning ascribed to those terms in the Agreement.

1.	Fiscal 2015 Base Salary. At your request, the Company has agreed that your base salary for Fiscal 2015 will be paid in the form of a restricted stock unit grant instead of cash. Accordingly, Section 2 of the Agreement is amended and superseded (for Fiscal 2015 only) as follows: In lieu of a base salary payable in cash, you will be granted, on November 3, 2014 and subject to your employment by the Company on that date, a number of restricted stock units determined by dividing $1,250,000 by the closing price of a share of the Company’s common stock on the New York Stock Exchange on such date, rounded to the nearest whole share (“RSU Compensation”). Unless otherwise modified by further amendment, your base salary will revert back to an annualized cash amount of $1,000,000 starting with the Company’s 2016 fiscal year. Your RSU Compensation will be granted under, and subject to the terms of, the Company’s 2013 Performance Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement attached hereto as Exhibit A (“RSU Agreement”), which provides, among other things, that your RSU Compensation will vest in its entirety, and the shares of the Company’s common stock subject to your RSU Compensation shall immediately be issued to you, on October 31, 2015, provided that you are still in Service (as defined in the RSU Agreement) to the Company as of such date, and subject to accelerated vesting in certain circumstances as more particularly described in the RSU Agreement. In addition to your RSU Compensation, each month during Fiscal 2015 the Company will (subject to your continued employment by the Company through such time) pay to you an amount of base salary in cash sufficient (on a net basis after taking any tax withholding obligations into account with respect to such payment) to cover the premiums actually paid or payable by you for that month to continue coverage under the Company’s group health, long-term disability and life insurance programs.

2.	Determination of Fiscal 2015 Annual Bonus. For purposes of determining your Fiscal 2015 annual bonus, Section 3 of the Agreement is amended to provide that your target bonus eligibility for Fiscal 2015 will be equal to $1,250,000, prorated, if necessary, for that portion of Fiscal 2015 of actual employment. All of the other terms of Section 3 of the Agreement will continue to apply to the determination of your Fiscal 2015 annual bonus, if any.

3.	Other Amendments. For Fiscal 2015 only, (a) Section 10(d) of the Agreement is amended to delete reference to your “base salary,” and (b) for purposes of Section 10(e)(iii)(y)(A) of the Agreement, your “base salary” shall be deemed to be $1,000,000.

4.	Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Amendment be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

5.	Successors and Assigns. This Agreement will be assignable by the Company to any successor or to any other company owned or controlled by the Company, and will be binding upon any successor to the business of the Company, whether direct or indirect, by purchase of securities, merger, consolidation, purchase of all or substantially all of the assets of the Company or otherwise.

6.	Entire Agreement. Except as expressly modified herein, the terms and conditions of the Agreement remain in full force and effect. The Agreement (as modified by this Amendment) and the Restricted Stock Agreement collectively constitute the entire agreement between you and Quiksilver pertaining to the subject matter hereof and supersede any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof. This Amendment may be executed in one or more counterparts, and the counterparts signed in the aggregate will constitute a single, original agreement. In addition, this Amendment may be executed and delivered by facsimile (“fax”) or by electronic means (“pdf”), and copies by means of faxed or electronic signatures will have the same force and effect as copies executed and delivered with original ink signatures.

Please sign, date and return the enclosed copy of this Agreement to me to acknowledge your agreement with the above. In doing so, you acknowledge that you have had the opportunity to discuss this matter with and obtain advice and legal counsel from your own independent attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this Agreement, and are knowingly and voluntarily entering into this Agreement.

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Sincerely,

QUIKSILVER, INC.

By:
Carol E. Scherman
Executive Vice President, Global Human Resources

ACKNOWLEDGED AND AGREED.

Andrew P. Mooney	Date

EXHIBIT A

QUIKSILVER, INC.

2013 PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

(Employee Grant)

Participant:	Andrew P. Mooney

Grant Date:	November 3, 2014

Number of Restricted Stock Units Granted:	675,676

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is dated as of November 3, 2014 (the “Grant Date”) and is entered into by and between Quiksilver, Inc., a Delaware corporation (the “Corporation”), and the Participant specified above (the “Participant”).

WHEREAS, pursuant to the Quiksilver, Inc. 2013 Performance Incentive Plan (the “Plan”), the Corporation has granted to the Participant, effective as of the Grant Date, a credit of stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined in the attached Appendix or elsewhere herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant an award with respect to an aggregate of 675,676 stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Restricted Stock Units”). As used herein, the term “restricted stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Participant if such Restricted Stock Units vest pursuant to Section 3. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind.

3. Vesting and Delivery of Shares.

(a) Vesting. Subject to Section 8 below, 100% of the Restricted Stock Units shall vest, and the shares of Common Stock subject to the Restricted Stock Units shall immediately be issued to the Participant, at 5:00 pm Pacific Standard Time on October 31, 2015 (the “Vesting Date”).

4. Continuance of Employment or Service Required; No Employment or Service Commitment. Except as provided in Section 8 of this Agreement, vesting of the Restricted Stock Units requires continued Service of the Participant from the Grant Date through the applicable Vesting Date as a condition to the vesting of the Restricted Stock Units and the rights and benefits under this Agreement. Except as provided in Section 8 of this Agreement, Service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation (or any Parent or Subsidiary), interferes in any way with the right of the Corporation (or any Parent or Subsidiary) at any time to terminate such employment or services, or affects the right of the Corporation (or any Parent or Subsidiary) to increase or decrease the Participant’s other compensation or benefits. Nothing in this section, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5. Dividend and Voting Rights. The Participant shall have no rights as a stockholder of the Corporation, no dividend rights and no voting rights with respect to the Restricted Stock Units and any shares of Common Stock underlying or issuable in respect of such Restricted Stock Units unless and until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.

6. Restrictions on Transfer. Neither the Restricted Stock Units, nor any interest therein nor amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered (collectively, a “Transfer”), either voluntarily or involuntarily. The Transfer restrictions in the preceding sentence shall not apply to (i) transfers to the Corporation, or (ii) transfers by will or the laws of descent and distribution. After any Restricted Stock Units have vested and shares of Common Stock have been issued with respect thereto, the Participant shall be permitted to Transfer such shares of Common Stock, subject to applicable securities law requirements, the Corporation’s insider trading policies, and other applicable laws and regulations.

7. Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following each vesting of the applicable portion of the total number of Restricted Stock Units subject to the Award pursuant to Section 3 or 8 hereof or Section 7 of the Plan (and in all events not later than two and one-half months after the applicable vesting date), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Restricted Stock Units subject to this Award that vest on the applicable vesting date, unless such Restricted Stock Units terminate prior to the given vesting date pursuant to Section 8. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Restricted Stock Units is subject to the condition precedent that the Participant or other person entitled under the Plan to receive any shares with respect to the vested Restricted Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Restricted Stock Units that are paid or that terminate pursuant to Section 8.

8. Effect of Termination of Service; Misconduct.

(a) Termination of Service. Subject to earlier vesting as provided in Section 3 hereof, if the Participant ceases to provide Services to the Corporation (or a Parent or Subsidiary) due to the Participant’s death, Permanent Disability, Retirement or termination of Service by the Corporation other than for Cause (Cause is used in this Agreement as defined in the Participant’s employment agreement with the Corporation dated January 2, 2013), then the Participant shall vest as of the date of such termination of Services in a number of Restricted Stock Units equal to the product of (i) the total number of Restricted Stock Units granted hereunder (subject to adjustment under Section 7.1 of the Plan), and (ii) a fraction (not greater than one), the numerator of which is the number of whole months which have passed since November 1, 2014 and the denominator of which is twelve. Any remaining Restricted Stock Units shall be cancelled and forfeited as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant, or the Participant’s beneficiary or personal representative, as the case may be.

(b) Cause/Voluntary Resignation. Subject to earlier vesting as provided in Section 3 hereof, if the Participant’s Service is terminated by the Corporation for Cause or the Participant voluntarily resigns from Service to the Corporation (or a Parent or Subsidiary) for any reason other than Retirement, death or Permanent Disability, this Agreement shall terminate and the Participant’s Restricted Stock Units shall be cancelled and forfeited to the Corporation without payment of any consideration by the Corporation and without any other action by the Participant, with such cancellation and forfeiture to be immediately prior to the date on which the Participant ceases to provide Service.

9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Restricted Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award.

10. Taxes. The Corporation (or any Parent or Subsidiary last employing the Participant) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required with respect to Withholding Taxes. Alternatively, the Participant or other person in whom the Restricted Stock Units vest may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under rules established by the Corporation, to have the Corporation withhold and reacquire shares of Common Stock at their Fair Market Value at the time of vesting to satisfy all or part of the statutory minimum Withholding Taxes of the Corporation (or any Parent or Subsidiary) with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Corporation, as the Corporation may impose.

11. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices to the attention of the Secretary. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified, but if the Participant is no longer an Employee, such notice shall be deemed effective five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan. The Restricted Stock Units and all rights of the Participant under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understanding the Plan, the Plan Summary and Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, the provisions of this Agreement supersede any conflicting provisions which may appear in any employment agreement between the parties hereto. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Restricted Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Restricted Stock Units, as and when payable hereunder.

15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

19. No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Restricted Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

QUIKSILVER, INC., a Delaware corporation

By:

Print Name:

Its:

PARTICIPANT

Signature

Print Name

APPENDIX

The following definitions shall be in effect under this Agreement:

A. “Employee” shall mean any individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

B. “Fair Market Value” shall have the meaning given to such term in Section 5.6 of the Plan.

C. “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

D. “Permanent Disability” or “Permanently Disabled” shall mean the inability of the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its insurers and acceptable to the Participant (or the Participant’s legal representative), and (ii) to the extent the Participant is eligible to participate in the Corporation’s long-term disability plan, entitles the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service.

E. “Retirement” shall mean that the Participant has terminated Service with the Corporation (or any Parent or Subsidiary) with the intention of not engaging in paid employment for any employer in the future, and the Board (or its designee) has determined that such termination of Service constitutes Retirement for purposes of this Agreement.

F. “Service” shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee. Participant shall be deemed to cease Service immediately upon the occurrence of either of the following events: (i) the Participant no longer performs services in the capacity of an Employee for the Corporation or any Parent or Subsidiary; or (ii) the entity for which the Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Participant may subsequently continue to perform services for that entity.

G. “Withholding Taxes” shall mean the federal, state and local income and employment withholding taxes to which the Participant may become subject in connection with the issuance or vesting of Restricted Stock Units or upon the disposition of shares acquired pursuant to this Agreement.

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Unit Agreement by Quiksilver, Inc., I,                                                         , the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Unit Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: , 2014

Signature of Spouse

Print Name